                                                      --------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires:  October 31, 1994
                                                      Estimated average burden
                                                      hours per form       14.90
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                SM&A CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   860162 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 860162 10 6                 13G                      Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven Myers and Paula Mathis Revocable Trust dated June 24, 1992
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

           SHARES                    0
                               -------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER

          OWNED BY                   7,173,687
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               ------------------------------------------------
           PERSON              8     SHARED DISPOSITIVE POWER

            WITH                     7,173,687
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,173,687
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      00
--------------------------------------------------------------------------------

CUSIP No. 860162 10 6                 13G                     Page 2a of 6 Pages

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven S. Myers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

           SHARES                    37,591
                               -------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER

          OWNED BY                   7,173,687
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  37,591
                               ------------------------------------------------
           PERSON              8     SHARED DISPOSITIVE POWER

            WITH                     7,173,687
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,211,278
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

CUSIP No.                             13G                     Page 2b of 6 Pages

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paula K. Myers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

           SHARES                    0
                               -------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER

          OWNED BY                   7,173,687
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               ------------------------------------------------
           PERSON              8     SHARED DISPOSITIVE POWER

            WITH                     7,173,687
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,173,687
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

CUSIP No.  860162 10 6                                               Page 3 of 6


ITEM 1. (a) NAME OF ISSUER.

            SM&A Corporation

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            4695 MacArthur Court, Eighth Floor
            Newport Beach, California  92660

ITEM 2. (a) NAME OF PERSON FILING.

                 This Schedule 13G is being jointly filed by each of the
            following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act") by virtue of their beneficial ownership of common stock of SM&A Corporation: (i) Steven Myers and Paula Mathis Revocable Trust dated June 24, 1992 (the "Trust"); (ii) Steven S. Myers, an individual; and (iii) Paula
            K. Myers, an individual. The Trust, Steven S. Myers and Paula K. Myers are hereinafter collectively referred to as the "Reporting Persons." The Reporting Persons have entered into an Agreement Regarding the Joint Filing of Schedule 13G, dated February 3, 2000, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                 The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            4695 MacArthur Court, Eighth Floor
            Newport Beach, California  92660

        (c) CITIZENSHIP.

                 The Trust is established under the laws of the State of
            California and Steven S. Myers and Paula K. Myers are each citizens of the United States

        (d) TITLE OF CLASS OF SECURITIES.

            Common Stock, no par value

        (e) CUSIP NUMBER.

            860162 10 6

CUSIP No. 860162 10 6                                                Page 4 of 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        Not Applicable

        (a) [ ] Broker or Dealer registered under Section 15 of the Act;

        (b) [ ] Bank as defined in section 3(a)(6) of the Act;

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act;

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940;

        (e) [ ] An investment adviser in accordance with section
                240.13d-1(b)(1)(ii)(F);

        (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(G);

        (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in item 1.

        (a) AMOUNT BENEFICIALLY OWNED:
            The Trust:       7,173,687 shares of Common Stock
            Steven S. Myers: 7,211,278 shares of Common Stock
            Paula K. Myers:  7,173,687 shares of Common Stock

        (b) PERCENT OF CLASS:
            The Trust:       44.37%
            Steven S. Myers: 44.6%
            Paula K. Myers:  44.37%

CUSIP No. 860162 10 6                                                Page 5 of 6

        (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  Steven S. Myers: 37,591 shares of Common Stock

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                  Reporting Persons: 7,173,687 shares of Common Stock

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  Steven S. Myers: 37,591 shares of Common Stock

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF Reporting Persons: 7,173,687 shares of Common Stock

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable

CUSIP No. 860162 10 6                                                Page 6 of 6

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 3, 2000              STEVEN MYERS AND PAULA MATHIS
                                     REVOCABLE TRUST DATED JUNE 24, 1992


                                     By: /s/ Steven S. Myers
                                         ---------------------------------------
                                         Steven S. Myers, Trustee


                                     By: /s/ Paula K. Myers
                                         ---------------------------------------
                                         Paula K. Myers, Trustee


Dated: February 3, 2000                  /s/ Steven S. Myers
                                         ---------------------------------------
                                         STEVEN S. MYERS, personally


Dated: February 3, 2000                  /s/ Paula K. Myers
                                         ---------------------------------------
                                         PAULA K. MYERS, personally


                                    EXHIBITS

A. Agreement Regarding the Joint Filing of Schedule 13G dated February 3, 2000.